EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in the Reoffer Prospectus included in the Post-Effective Amendment No. 2 to Registration Statement on Form S-8 of Steiner Leisure Limited for the registration of 1,279,420 shares of its common stock and to the incorporation by reference therein of our report dated March 6, 2003, except for Note 7, as to which the date is March 28, 2003, with respect to the consolidated financial statements of Steiner Leisure Limited and subsidiaries included in its Annual Report (Form 10-K) as of and for the years ended December 31, 2002 and 2001, filed with the Securities and Exchange Commission.

\s\ Ernst & Young LLP

Miami, Florida

October 17, 2003